Amendment to Employment Agreement

This Amendment to Employment Agreement (this “Amendment”), is made and entered into on March 12, 2024, by and among Karat Packaging Inc., a Delaware corporation (the “Company”) and Alan Yu (the “Executive”). All capitalized terms used in this Amendment and not defined herein shall have the meanings set forth in the Amended Agreement.

WHEREAS, the Parties entered into that certain Employment Agreement (the “Agreement”), where the Executive was employed by the Company as its Chief Executive Officer; and

WHEREAS, effective as of the signing date of this Amendment (the “Effective Date”), the Company intends to continue to employ the Executive as Chief Executive Officer, and the Executive desires the same.

NOW THEREFORE, in consideration of the promises and mutual covenants and agreements contained herein, the adequacy of all of which consideration is hereby acknowledged, the parties hereby agree to the following amendments to the Amended Agreement:

1.            Section 1(e) Term. is hereby deleted in its entirety and amended and restated as follows:

The Executive’s employment as the Company’s Chief Executive Officer shall continue on the Effective Date and end at 11:59 p.m. on March 12, 2026 (the “Initial Term Expiration Date”), subject to earlier termination as provided in Section 5 of the Agreement; provided, that, commencing on the Initial Term Expiration Date, and on each anniversary thereafter (each, an “Extension Date”). This Agreement shall be deemed to be automatically extended on the Extension Date, upon the same terms and conditions, unless those conditions are otherwise changed by the Company, for successive periods of one year, unless either party provides written notice of its intention not to extend the term of the Agreement at least 60 days' prior to the applicable Extension Date. The Company reserves the right to change existing conditions or impose new conditions on this Agreement at any time, provided that those terms comply with applicable federal and state law. Despite the use of the word "term" and any automatic renewal described in this Section 1(e), your employment with the Company is at will, and the Company expressly reserves the right to terminate your employment at any time, with or without notice, and with or without cause.

2.            Section 2(a) and (c) is hereby deleted in its entirety and amended and restated as follows:

(a) Salary. The Company will pay you as compensation for your services an annual base salary, currently $300,000 ("salary"), payable in accordance with the Company’s standard payroll procedures. Your salary is determined by the Compensation Committee of the Board of Directors (the "Compensation Committee") and is subject to change at any time during your employment. The Compensation Committee Board will automatically review your salary for the following calendar year and will notify you of any changes prior to the first day of the following calendar year. The Compensation Committee's automatic review does not in any way limit the Company's ability to adjust your salary at any time. This is an exempt position, which means that your salary is intended to compensate you for all hours worked, and you will not be eligible for overtime pay or other certain rights afforded by state and federal law.

(c) RSU Grant. is hereby deleted in its entirety and amended and restated as follows:

The Company will grant the Executive an aggregate of 24,000 shares restricted stock units ("RSUs") on the Effective Date pursuant to the Company's Stock Incentive Plan, in which 24,000 RSUs shall vest in three, equal installments on May 12, 2024, May 12, 2025 and May 12, 2026. In the event the Executive resigns or is terminated before the vesting of the last installment on May 12, 2026, the RSUs the Executive is entitled to receive are subject to Section 5 of the Agreement.

IN WITNESS WHEREOF, the Parties have duly executed this Amendment on the date last written below.

/s/ Alan Yu	/s/ Marvin Cheng
Alan Yu	Marvin Cheng
Chief Executive Officer	Vice President – Manufacturing, and Secretary
Karat Packaging Inc.	Karat Packaging Inc.

Date: March 12, 2024	Date: March 12, 2024